As filed with the U.S. Securities and Exchange Commission on May 16, 2023

Registration No. 333-269876

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 4

TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AZITRA INC

(Exact name of registrant as specified in its charter)

Delaware	2834	46-4478536
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
21 Business Park Drive Branford, CT 06405 (203) 646-6446

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Francisco D. Salva

21 Business Park Drive

Branford, CT 06405

(203) 646-6446

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Daniel K. Donahue, Esq. Greenberg Traurig, LLP 18565 Jamboree Road, Suite 500 Irvine, California 92612 (949) 732-6557	William N. Haddad, Esq. Arif Soto, Esq. Venable LLP 151 W. 42nd Street, 49th Floor New York, New York 10036 (212) 307-5598

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☒	Smaller reporting company ☒
Emerging Growth Company☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 4 (“Amendment No. 4”) to the Registration Statement on Form S-1 (File No. 333-269876) of Azitra Inc (“Registration Statement”) is being filed solely for the purpose of filing three (3) exhibits as indicated in Part II of this Amendment No. 4. This Amendment No. 4 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, a preliminary prospectus has been omitted.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the various expenses to be incurred in connection with the sale and distribution of our common stock being registered hereby, all of which will be borne by us (except any underwriting discounts and commissions and expenses incurred for brokerage, accounting, tax or legal services or any other expenses incurred in disposing of the shares). All amounts are estimated except the SEC registration fee, the FINRA filing fee and the NYSE American filing fee.

SEC Registration Fee	$2,661
FINRA Filing Fee	5,000
Non-Accountable Expenses to Underwriters	225,000
Initial NYSE American Listing Fee	35,000
Printing and Engraving Expenses	25,000
Accounting Fees and Expenses	200,000
Legal Fees and Expenses	650,000
Transfer Agent’s and Registrar’s Fees and Expenses	5,000
Miscellaneous Fees	7,339
Total	$1,155,000

Item 14. Indemnification of Directors and Officers

The following summary is qualified in its entirety by reference to the complete text of any statutes referred to below and the amended and restated certificate of incorporation of Azitra Inc, a Delaware corporation.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

In the case of an action by or in the right of the corporation, Section 145 of the DGCL permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL also permits a Delaware corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

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Our Amended and Restated Certificate of Incorporation to be adopted following the completion of this offering will state that to the fullest extent permitted by the DGCL our directors shall not be personally liable to us or to our stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended after the date hereof to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Our Amended and Restated Certificate of Incorporation to be adopted following the completion of this offering shall require us, to the fullest extent permitted by applicable law, to provide indemnification of (and advancement of expenses to) our directors and officers, and authorizes us, to the fullest extent permitted by applicable law, to provide indemnification of (and advancement of expenses to) to other employees and agents (and any other persons to which the DGCL permits us to provide indemnification) through bylaw provisions, agreements with such directors, officers, employees, agents or other persons, vote of stockholders or disinterested directors or otherwise, subject only to limits created by the DGCL with respect to actions for breach of duty to our corporation, our stockholders and others.

Our Amended and Restated Certificate of Incorporation to be adopted following the completion of this offering shall also provide that we shall, to the maximum extent and in the manner permitted by the DGCL, indemnify each of our directors, officers and all other persons we have the power to indemnify under Section 145 of the DGCL against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was a director of the Company. We may maintain insurance, at our expense, to protect the Company and any of our directors, officers, employees or agents against any such expense, liability or loss, whether or not we have the power to indemnify such person.

Prior to the closing of this offering, we expect to enter into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements will require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements will also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit, or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

Prior to the closing of this offering, we plan to enter into an underwriting agreement, which will provide that the underwriters are obligated, under some circumstances, to indemnify our directors, officers and controlling persons against specified liabilities.

Item 15. Recent Sales of Unregistered Securities

Issuances of capital stock

The following list sets forth information regarding all unregistered securities sold by us over the three year period preceding the date of the prospectus that forms a part of this registration statement.

In September 2020, we conducted the placement of 392,000 shares of our Series B convertible preferred stock, at a price of $43.45 per share, to eight investors. Our Series B convertible preferred stock which will convert into 2,778,251 shares of our common stock upon the consummation of this offering.

In January 2022, we sold to one investor an unsecured convertible promissory note in the principal amount of $1,000,000. In January 2023, the principal amount of the note, along with all accrued interest, was converted into 23,432 shares of our Series B convertible preferred stock.

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In September 2022, we conducted the placement of our unsecured convertible promissory notes in the aggregate principal amount of $4.35 million to five investors. The principal amount of the notes, along with all accrued and unpaid interest thereunder, is convertible into shares of our common at the conversion price of 50% of the initial public offering price.

We believe the offers, sales and issuances of the above securities by us were exempt from registration under the Securities Act by virtue of Section 4(a)(2) of the Securities Act and Rule 506 thereunder as transactions not involving a public offering. All of the investors were accredited investors as such term is defined in Rule 501 under the Securities Act. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates, notes and warrants issued in these transactions. All recipients had adequate access, through their relationships with us, to information about our Company. The sales of these securities were made without any general solicitation or advertising.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit No.	Description of Document
1.1	Form of Underwriting Agreement (including the form of Lock-Up Agreement).
3.1*	Amended and Restated Certificate of Incorporation of the Registrant.
3.2*	Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Registrant.
3.3*	Form of Second Amended and Restated Certificate of Incorporation of the Registrant to be in effect upon completion of the offering.
3.4*	Amended and Restated Bylaws of the Registrant.
3.5*	Form of Second Amended and Restated Bylaws of the Registrant to be in effect upon completion of the offering.
4.1	Specimen Certificate representing shares of Common Stock.
4.2*	Form of Warrant.
4.3	Form of Representative’s Warrant (included in Exhibit 1.1).
5.1	Opinion of Greenberg Traurig, LLP.
10.1+*	Form of Indemnity Agreement between the Registrant and each of its directors and executive officers.
10.2+*	Azitra Inc 2016 Stock Incentive Plan.
10.3*	Second Amended and Restated Investors’ Rights Agreement dated September 10, 2020 between the Registrant and each of the investors named therein.
10.4+*	Executive Employment Agreement dated April 22, 2021 between the Registrant and Francisco D. Salva.
10.5+*	Azitra Inc 2023 Stock Incentive Plan.
21.1*	List of Subsidiaries of the Registrant.
23.1	Consent of Greenberg Traurig, LLP (included in Exhibit 5.1).
23.2*	Consent of Grassi & Co., CPAs, P.C., Independent Registered Public Accounting Firm.
24.1*	Power of Attorney.
99.1*	Consents of Director Nominees.
107*	Filing Fee Table.

*	Previously filed.
+	Indicates management compensatory plan, contract or arrangement.

(b) Financial Statement Schedules.

All schedules have been omitted because they are not required or are not applicable.

Item 17. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus as filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Branford, State of Connecticut on May 16, 2023.

AZITRA INC

/s/ Francisco D. Salva
Francisco D. Salva
Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Francisco D. Salva	President,	May 16, 2023
Francisco D. Salva	Chief Executive Officer and Director (Principal Executive Officer)

/s/ Norman Staskey	Chief Financial Officer,	May 16, 2023
Norman Staskey	Treasurer and Secretary (Principal Financial and Accounting Officer)

*
Travis Whitfill	Director	May 16, 2023

*
Andrew McClary	Director	May 16, 2023

*By:	/s/ Francisco D. Salva
Francisco D. Salva
Attorney-in Fact

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